Exhibit 16.1

                      [Letterhead of Grant Thornton LLP]


 March 30, 2006


 U.S. Securities and Exchange Commission
 Office of the Chief Accountant
 100 "F" Street, N.E.
 Washington, D.C. 20549-7561

 Dear Sir or Madam:

 We have read Item 4.01 of Form 8-K of Carrington Laboratories, Inc. dated March 30, 2006, and agree with the statements concerning our Firm contained in the first, third, fourth and fifth paragraphs therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

 Very truly yours,

 /s/ Grant Thornton LLP